Corporate Presentation August 15, 2018 © Copyright 2018 CTI BioPharma Corp. All rights reserved.

Forward Looking Statement This presentation includes forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI BioPharma's securities. Such statements include, but are not limited to, expectations with respect to the timing and planned enrollment of and interim analysis for PAC203, our ability to commence a randomized Phase 3 study of pacritinib in 2019, our ability to interpret clinical trial data and results for PERSIST-2 despite not satisfying the pre-specified minimum evaluable patient goal, expectations with respect to the potential therapeutic utility of pacritinib, statements regarding CTI BioPharma’s expectations with respect to the potential of pacritinib to achieve treatment goals, the development of CTI BioPharma and its product and product candidate portfolio, including the advancement of pacritinib and other pipeline programs, CTI BioPharma’s ability to achieve its goals in 2018 and beyond, including achieving cost efficiency and year-on-year cost reduction goals, CTI BioPharma’s plans to continue advancing the development of its pipeline candidates through strategic product collaborations or cooperative group and investigator-sponsored trials, as well as the identification and acquisition of additional pipeline opportunities. In particular, this presentation addresses top-line results regarding data from CTI BioPharma’s Phase 3 trial of pacritinib for the treatment of patients with myelofibrosis whose platelet counts are less than or equal to [100,000] per microliter. Meaningful interpretation of PERSIST-2 may not be possible because the pre-specified minimum evaluable patient goal was not met. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with the biopharmaceutical industry in general and with CTI BioPharma and its product and product candidate portfolio in particular including, among others, risks associated with the following: that CTI BioPharma cannot predict or guarantee the outcome of preclinical and clinical studies, the potential failure of pacritinib to prove safe and effective as determined by the FDA and/or the European Medicines Agency, changes to study protocol or design or sample size to address any patient safety, efficacy or other issues raised by the FDA or otherwise, that top-line results observed to date may differ from future results or that different conclusions or considerations may qualify such results once existing data has been more fully evaluated, that CTI BioPharma may not obtain favorable determinations by other regulatory, patent and administrative governmental authorities, that CTI BioPharma may experience delays in the commencement of preclinical and clinical studies, that the costs of developing pacritinib and CTI BioPharma’s other product candidates may rise; other risks, including, without limitation, competitive factors, technological developments, that CTI BioPharma may not be able to sustain its current cost controls or further reduce its operating expenses, that CTI BioPharma may not achieve previously announced goals, contractual milestones and objectives as or when projected, that CTI BioPharma’s average net operating burn rate may increase, that CTI BioPharma will continue to need to raise capital to fund its operating expenses, but may not be able to raise sufficient amounts to fund its continued operation as well as other risks listed or described from time to time in CTI BioPharma’s most recent filings with the Securities Exchange Commission on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI BioPharma does not intend to update any of the statements in this presentation upon further developments. 2

CTI BioPharma Focused on addressing the unmet needs of myelofibrosis patients • Development - Pacritinib − Development focused on patients with severe thrombocytopenia, and patients previously treated with ruxolitinib − Two Phase 3 myelofibrosis trials completed − Phase 2 myelofibrosis trial underway - Second interim analysis due 3Q 2018 - Topline data due 2Q 2019 • Corporate - New management - New independent Directors - Cash runway into 2020 - Major shareholders included BVF, NEA, Stonepine and OrbiMed 3

Our Pipeline – Hematology Focus Program Indication Phase 1 Phase 2 Phase 3 Approved PAC203: Myelofibrosis, patients following ruxolitinib therapy (active) PAC330: High risk myelofibrosis (pending) Pacritinib PERSIST-2: Myelofibrosis (platelets ≤100,000/µL) PERSIST-1: Myelofibrosis (all platelet counts) 4

Myelofibrosis and Unmet Medical Needs • Malignant bone marrow Debilitating Symptoms cancer with median survival 6 years after diagnosis • Only approved therapy is Jakafi/Jakavi (ruxolitinib) • Unmet medical needs - Severe thrombocytopenia - Prior ruxolitinib therapy 5

Severe Thrombocytopenia Poor survival with platelet count <50,000/μL Overall survival is 15 months for patients with platelet count <50,000/μL1 6 1. Masarova et al., Eur J Haematolol. 2017

Prior Ruxolitinib Therapy Poor survival following ruxolitinib discontinuation1,2 mOS = 7 months 50% of patients discontinue ruxolitinib by 3 years3,4 - Majority discontinue due to inability to tolerate an effective dose - Overall survival is 7-14 months1,2 - Shorter OS in thrombocytopenic patients (<100,000/µL)1 7 1. Newberry, Blood 2017; 2. Mehra, et al. ASH 2016 poster, Abstract 4769; 3. Cervantes, Blood 2013; 4. Verstovek, Haematologica 2013.

Ruxolitinib and Thrombocytopenia Significant and rapid decline in platelet counts with ruxolitinib at doses of 15-20mg BID1 ….associated with dose reductions ….which potentially reduces clinical benefit2 8 1. Verstovsek, et al., Haematologica, 2015 May; 100(4): 479–488; 2. Ruxolinitib NDA Clinical Pharmacology and Biopharmaceutical Review(s), FDA 2011.

Pacritinib: Novel JAK2 inhibitor • Oral JAK2 inhibitor • Over 1200 patients treated in clinical trials • Orphan drug designation for myelofibrosis in US and EU • Patent protection until 2029/2030 (plus term extension) 9

Significant Market Opportunity for Pacritinib US/EU Ruxolitinib Naïve <50K Platelets ~7K1 Ruxolitinib Treated ~11K2 Ruxolitinib Low Dose Therapy Discontinuations ~4K patients4,5 ~7K patients3 Pacritinib Addressable Market ~18K patients Company estimates based on: 1. July 2018 Kantar Health Myelofibrosis Demand Market Research Global Report 2. SmartAnalyst Quantitative Web survey (N=120); 3. 10 2015 ZS Pacritinib MD Treatment Flow US/EU5; 4. IMS Jakafi Prescription data Q3 2014; 5. 2017 Kantar Health MF Opportunity Assessment.

On-going PAC203 Clinical Trial Pacritinib 200 mg BID Primary or Randomization secondary myelofibrosis 1:1:1 Evaluate Safety and Pacritinib SVR at 12 and 24 150 patients 100 mg BID Prior ruxolitinib weeks therapy Pacritinib 100 mg QD • Second-line dose ranging study • No safety concerns (cardiac or bleeding) at 1st interim • 2nd interim data analysis 3Q 2018 • Complete enrollment 4Q 2018 • Topline data expected 2Q 2019 11 SVR, ≥35% spleen volume reduction.

PERSIST-2 Phase 3 Clinical Trial


Primary MF, ET-MF or PV-MF
Platelets ≤100,000/µL
Prior/current JAK2 therapy allowed
1:1:1 Randomization*
n = 311
Pacritinib 400 mg QD
Pacritinib 200 mg BID
Best Available Therapy (BAT)**
Co-Primary Endpoints:
≥35% SVR at Week 24
Reduction of ≥50% TSS at Week 24

- Multinational study in MF patients with thrombocytopenia
- 221 patients completed 24 weeks of therapy
- Published in JAMA Oncology 2018

SVR, spleen volume reduction; TSS, total symptom score; *Cross-over from BAT allowed after assessment of the primary endpoint at week 24, or after progression; ** BAT may include ruxolitinib. Mascarenhas J, et al., JAMA Oncology 2018.

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PERSIST-2: Efficacy Better efficacy with 200 mg BID dosing at 24 weeks PAC 200 PAC 400 PAC BAT Endpoint Statistics mg BID mg QD BID+QD (N=72) (N=74) (N=75) (N=149) % 22 15 18 3 ≥35% SVR 95% CI 12.9-32.7 7.6-24.7 12.3-25.3 0.3-9.7 P value vs 0.001 0.02 0.001 - BAT Reduction % 32 17 25 14 of ≥50% 95% CI 22.0-44.3 9.6-27.8 18.1-32.6 6.9-24.1 TSS P value vs 0.01 0.65 0.08 - BAT 13 Persist-2 clinical study report; Mascarenhas J, et al., JAMA Oncology 2018.

PERSIST-2: Efficacy in the Second-line Setting Patients previously treated with ruxolitinib (and other JAK inhibitors) demonstrated greater benefit with pacritinib versus BAT at 24 weeks PAC PAC BAT Efficacy 200 mg BID 400 mg QD (N=34) (N=33) (N=33) ≥35% SVR (%) 18 6 3 Reduction of 30 12 15 ≥50% TSS (%) 14 SVR, ≥35% spleen volume reduction, TSS, ≥50% reduction in total symptom score at week 24 from baseline; Persist-2 clinical study report.

PERSIST-2: Adverse Events (≥15%) Less GI toxicity with BID dosing PAC PAC BAT Adverse Event (%) 400 mg QD 200 mg BID (N=98) (N=104) (N=106) Diarrhea 67 48 15 Nausea 38 32 11 Thrombocytopenia 33 34 23 Anemia 28 24 15 Vomiting 21 19 5 Fatigue 17 17 16 Peripheral Edema 13 20 15 Dizziness 14 15 5 Abdominal Pain 19 9 19 Pyrexia 11 15 3 15 Mascarenhas J, et al., JAMA Oncology 2018.

PERSIST-1 Phase 3 Clinical Trial Primary MF, ET-MF Pacritinib or PV-MF 2:1 400 mg QD Primary Endpoint Any platelet count Randomization ≥35% SVR No prior treatment n = 327 Best Available at Week 24 with JAK2 inhibitors Therapy (BAT) excl. ruxolitinib • Multinational study in MF patients with any platelet count • Published in Lancet Haematology 2017 16 Mesa RA, et al., Lancet Haematology 2017.

PERSIST-1: Efficacy

≥35% SVR at 24 weeks	PAC 400mg QD	BAT	P-value
Overall	19% (N=220)	5% (N=107)	0.0003
Platelets			
≤100,000/µl	17% (N=72)	0% (N=34)	0.0086
≤50,000/µl	23% (N=35)	0% (N=16)	0.045

*SVR, ≥35% spleen value reduction; Mesa RA, et al., Lancet Haematology 2017.

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PERSIST-1: Adverse Events (>10%) PAC BAT Adverse Event (%) 400mg QD (N=106) (N=220) Diarrhea 55 10 Nausea 27 7 Anemia 24 20 Thrombocytopenia 17 14 Vomiting 16 6 Fatigue 10 9 Abdominal Pain 10 9 Peripheral Edema 8 12 Pyrexia 5 10 18 Mesa RA, et al., Lancet Haematology 2017.

Pacritinib Regulatory Strategy • Pacritinib seeks to address significant unmet medical needs in MF • Severe thrombocytopenia (platelet <50,000/μL) • Prior exposure to ruxolitinib (Jakafi/Jakavi) 19

US Approval Strategy Pivotal Phase 3 planned to open in 2019 • Type B meeting with FDA in July 2018 - Identification of optimal dose from PAC203 - New randomized Phase 3 trial required − Expected to commence mid-2019 - Recommended to focus development in areas without approved therapy - Next meeting planned after PAC203 2nd interim analysis − Expected 4Q 2018 20

European Marketing Authorization CHMP decision expected by year end • D180 List of Outstanding Issues under review - Responses due in October 2018 - Two month extension granted to allow for sharing of PAC203 pharmacokinetic, efficacy and safety data • CHMP vote expected 4Q 2018 21

Regulatory Timeline 3Q 2018 4Q 2018 1Q 2018 2Q 2019 3Q2019 PAC203 PAC203 PAC203 Top Line Data Interim Enrollment Analysis Complete Initiate Phase 3 FDA Meeting CHMP Potential EU Opinion Approval 22

Financial and Corporate

Financial Overview Ticker “CTIC” Exchange NASDAQ: CTIC Shares Outstanding as of 06/30/18 ~58 mm Cash as of 06/30/18 ~$93 mm Debt as of 06/30/18 ~$12 mm 24

Upcoming Milestones • 3Q 2018 - PAC203 2nd interim data analysis • 4Q 2018 - FDA meeting on pacritinib - PAC203 complete enrollment - CHMP opinion on pacritinib MAA • 1Q 2019 - EU vote on pacritinib MAA • 2Q 2019 - PAC203 top-line data 25

Contact: Julia Balanova Solebury Trout jbalanova@troutgroup.com